Exhibit 99.1
Diamond Foods Acquires Harmony Foods Product Lines & Facilities
•	Strategically located Midwestern processing facility; acquisition expected to yield annualized cost savings to Diamond of at least $2 million
•	Expanded merchandising footprint in the snack and produce aisles
•	Expansion into complementary snack products
•	Preliminary results for third quarter reported and 2006 guidance adjusted
San Francisco, California, May 9, 2006—Diamond Foods, Inc. (NASDAQ:DMND) announced today that it has acquired certain assets of Harmony Foods Corporation (“Harmony”) for $18 million in cash and the assumption of certain defined liabilities. Among the assets Diamond acquired is Harmony’s strategically located processing and packaging plant in Fishers, Indiana. This plant has capacity to produce products such as trail mixes, specialty dried fruits, nuts and seeds, sweet snacks and organic snacks, which are available in multiple packaging options including resealable single and multiple serve bags, deli cups and self-serve produce bins. Diamond also acquired the Harmony and Homa brands, as well as $4.5 million of working capital and other assets, and assumed certain defined liabilities. Diamond believes the acquisition will offer a number of benefits, including:
•	The acquisition of Harmony’s leased 187,000 square foot facility with capacity to handle significant expansion of Diamond’s products. The Harmony facility is strategically located in the Midwest, providing improved, two day or less shipping time to key customers. Furthermore, Diamond will relocate production activities from its Lemont, Illinois facility to the Harmony facility which is expected to result in significant cost savings.
•	Expanding Diamond’s merchandising footprint in both the snack and produce aisles, as well as enabling year round presence in the produce aisle.
•	Enabling expansion into complementary products in categories such as sweet and sweet/salty products as well as natural and organic products.
“This acquisition represents an ideal strategic fit for Diamond,” said Michael J. Mendes, president and chief executive officer. “Harmony adds production capability and product line expansion which will significantly increase our scale in the snack category. Harmony’s branded packaged snack product sales are tracking towards about $10 million for this fiscal year. Much of Harmony’s remaining projected sales for this year of approximately $20 million represent low volume SKU’s, co-packing arrangements, or non-branded products which have limited permanent distribution at retail. Our opportunity is to improve the quality of the sales of Harmony products and to increase the volume of strategic, branded, higher margin products under the Emerald brand umbrella, while at the same time rationalizing excess SKU’s and gaining more permanent distribution for Harmony products. These efforts, along with our on-going activities for our Emerald snack products, should drive fiscal 2007 snack sales in excess of $80 million.”
Diamond also announced that it is closing its Lemont, Illinois facility, which primarily packages in-shell nuts and processes and packs certain other culinary and snack products, and will conduct these activities in the Harmony facility. As a result of closing the Lemont facility, Diamond expects to eliminate 20 positions and incur approximately $1 million of restructuring and related costs — such as severance, retention payments, and equipment moving costs — over the next six months. The closing of the Lemont facility and the transfer of its activities to the Harmony facility are expected to result in annualized cost savings to Diamond of at least $2 million.
Third Quarter and Fiscal 2006 Outlook
Diamond is providing the following preliminary results for its fiscal third quarter ended April 30, 2006, and guidance for its full fiscal year 2006. The information related to the third quarter is preliminary and subject to final review.

	Fiscal	2006
	Third quarter		Year (1)
Net sales	$67 million to $69 million		$471 million to $478 million
Earnings (loss) per share-fully diluted-GAAP	($0.18) to ($0.22)		$0.27 to $0.33
Earnings (loss) per share-fully diluted-Non-GAAP (2)	($0.15) to ($0.19)		$0.56 to $0.62

(1)	Net sales and earnings per share for fiscal 2006 include the projected results of Harmony from the date of acquisition in May 2006.
(2)	non-GAAP earnings (loss) per share excludes the impacts of (a) stock-based compensation, (b) a one-time charge to cost of sales in the first quarter of fiscal 2006 as a result of the conversion from a cooperative, (c) restructuring and related charges, and (d) an inventory step-up charge to cost of sales for the fair value of inventory acquired which will occur in the fourth quarter of fiscal 2006 and in fiscal 2007 as the acquired Harmony inventory is sold.
Net sales for fiscal 2006 of approximately $471 million to $478 million include approximately $6 million of expected sales of Harmony products. Additionally, for fiscal 2006, Diamond expects:
•	sales of its Emerald snack products to be approximately $33 million to $36 million;
•	North American Retail sales (excluding Harmony products) to grow approximately 18% over fiscal 2005; and
•	North American Ingredient and International sales to decline approximately 15% to 17%. from fiscal 2005.
Furthermore, Diamond expects the acquisition to be $0.05 to $0.07 per share dilutive on a GAAP basis for the fourth quarter (excluding the impact of the inventory step-up charge) and $0.02 to $0.04 per share dilutive on a non-GAAP basis (excluding restructuring and other charges and inventory step up charge) for the fourth quarter.
Without the dilutive effect of the Harmony acquisition, Diamond expects its non-GAAP earnings per share for the year would be $0.59 to $0.65 per share. Most of the non-GAAP earnings per share shortfall to previous guidance is due to lower than previously expected snack and U.S. ingredient sales.
“We are pleased with the progress of our Emerald product line given its expected fiscal year 2006 growth rate of 55% to 70%,” said Mendes. “Less than two years after the launch, Emerald sales are expected to exceed $33 million for the year and we continue to believe over the long-term we will achieve at least a 10% market share of the snack nut category. While we strive to accelerate our penetration of new retail channels, we are very pleased with the quality of our current distribution and consumer response to our product quality and innovation.”
The following are highlights for new Emerald business activity in the third quarter:
•	Publix, an 850 store grocery chain, has accepted seven new items;
•	Target has accepted three new items for its 1,200 regular stores and five new items for its 187 SuperTarget stores. Target now has a total of five items in its regular stores and nine items in its SuperTarget stores;
•	Nash Finch, a distributor for 1100 stores, has accepted eight new items for a total of ten Emerald items in two distribution centers and eight items in six distribution centers;
•	Albertsons’ Intermountain Division has accepted the new Smoked Almond product as well as 3 trail mix products. Albertsons’ Intermountain Division now has a total of thirteen Emerald items.

Long-term targets
Diamond also reaffirmed its long-term financial targets as follows:
•	Over the next five years, net sales are expected to grow at an average rate of 8% to 10% per year, and earnings per share are expected to grow at an average rate in excess of 15% per year.
•	Within five years, Diamond’s gross margin is expected to be at least 20% of net sales and operating margin is expected to be at least 10% of net sales.
Conference Call
Diamond will host a conference call and webcast tomorrow, May 10, 2006 at 4:00 p.m. Eastern Time to discuss the acquisition of Harmony and the updated guidance. The dial-in number for the conference call is 800-366-7640 for domestic participants and 303-262-2050 for international participants.
A taped replay of the conference call will be available beginning approximately one hour after the call’s conclusion, will remain available through May 17, 2006 at midnight Pacific Time, and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11060298#. To access the live webcast of the call, go to the Diamond Foods website at http://www.diamondfoods.com/. An archived webcast will also be available at http://www.diamondfoods.com/.
Reconciliation of GAAP to non-GAAP Financial Measures

	Fiscal 2006
	Third quarter	Year

GAAP net income (loss) per share	($0.18) to ($0.22)	$0.27 to $0.33
Adjustments:
Impact of NRV accounting for inventories	—	0.11
Share-based compensation expense	.03 to .04	.13 to .16
Restructuring and related costs	—	0.03

Non-GAAP net income (loss) per share	($0.15) to ($0.19)	$0.56 to $0.62

About Diamond’s non-GAAP Financial Measures
This release contains non-GAAP financial measures of Diamond’s performance, consisting of non-GAAP earnings (loss) per share (“non-GAAP EPS”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Our non-GAAP EPS does not reflect a comprehensive system of accounting, and it differs both from GAAP EPS and from non-GAAP EPS used by other companies. We urge investors to review our reconciliation of our non-GAAP EPS to GAAP EPS, and our financial statements to evaluate our business.
We believe that our non-GAAP EPS provides meaningful information regarding operating results because it excludes amounts that we exclude as we monitor operating results and assess performance of our business. We believe that our non-GAAP EPS also facilitates comparison of results for current periods and business outlook for future periods. We exclude the following items from our non-GAAP EPS:
•	We exclude share-based compensation expense, including expense for stock options under SFAS 123(R) primarily because they are non-cash expenses that we do not consider part of ongoing operating results when assessing the performance of our business, and excluding these expenses facilitates comparison of results for fiscal 2006 to prior periods. We believe that because share-based compensation is non-cash in nature, excluding these amounts from non-GAAP EPS provides a more focused view of our business operations and improves comparability across periods. Share-based compensation is difficult to forecast, because the magnitude of the charge depends upon the volume and timing of equity grants — which are unpredictable and can vary dramatically from period to period — and external factors such as interest rates and the trading price and volatility of our common stock.
•	We exclude a one-time charge that we incurred in connection with our conversion. As an agricultural cooperative association we were required to use of net realizable value (NRV) accounting for certain inventories; as a for-profit corporation we are required to use the lower of cost or market method to value all inventories. As a result of using NRV accounting, certain inventories were valued higher than they would have been under the lower of cost or market method. Therefore, as these inventories were sold, the amount charged to cost of goods sold was higher. We excluded this charge because it is non-recurring and is not indicative of our ongoing operations.
•	In the fourth quarter of fiscal 2006 we will record restructuring and related costs associated with the closing of our facility in Lemont, Illinois as a result of the Harmony acquisition. These restructuring costs consist primarily of severance, retention payments, and equipment moving expenses. We will also record an inventory step up charge in the fourth quarter of fiscal 2006 and in fiscal 2007 as we sell inventories acquired from Harmony. We excluded these amounts from our non-GAAP EPS because we believe they are non-recurring and not indicative of our ongoing operations. We do not consider these costs part of ongoing operating results when assessing the performance of our business. We believe this facilitates comparisons to our historical operating results and to the results of other companies in our industry, which have their own unique acquisition histories.
Our management uses non-GAAP EPS in internal reports used to monitor and make decisions about our business, such as monthly financial reports prepared for management. The principal limitation of our non-GAAP EPS is that it excludes significant expenses required under GAAP. It also reflects the exercise of management’s judgments about which charges are appropriately excluded. To mitigate this limitation, we present our non-GAAP EPS in connection with GAAP results, and recommend that investors do not give undue weight to it. We believe that our non-GAAP EPS provides useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.
Note regarding forward-looking statements: This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those relating to Diamond’s business outlook and financial guidance. Our forward-looking statements are based on management’s current expectations, are not guarantees of future performance, and are subject to many risks and uncertainties that could cause actual results to differ materially from expectations. We presently consider the following to be among the important factors that could cause our actual results to differ materially from expectations: (1) Product recalls or concerns with safety and quality of food products could harm sales or cause consumers to avoid our products. (2) Our raw materials are subject to fluctuations in availability and price, and supply shortages and/or price increases could hurt our profitability. (3) We face intense competition from national and regional competitors, including in the snack food industry, and if we cannot compete effectively, we may lose customers or suffer reduced sales. (4) We depend on a few significant customers for a large proportion of our sales, and the loss of any of these customers or material decrease in their purchases could result in decreased sales. (5) Changes in the food industry, including dietary trends and consumer preferences, could reduce sales of our products. (6) Acquisitions entail significant risks, including integration of acquired operations, diversion of management attention, risks of entering new markets and potential loss of key employees of acquired organizations. (7) Our recent acquisition of assets from Harmony Foods Corporation, and the closing of a facility in Lemont, Illinois, could be more time-consuming than we expect or involve unexpected costs, and we may not realize expected synergies or cost savings from the acquisition. (8) Our international business exposes us to special risks, including trade restrictions, regulatory developments, currency rate fluctuations, and supply disruptions. (9) We expect costs associated with product processing and transportation, such as fuel, electricity, water and natural gas, to increase, which could reduce our margins and profitability. A detailed discussion of these and other risks that affect our business is contained in our SEC filings, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, particularly under the heading “Risk Factors.” Copies of our SEC filings are available online from the SEC or by contacting Diamond’s Investor Relations representatives at 415-896-6820 or by clicking on Investor Relations on Diamond’s website at http://www.diamondfoods.com/. All information in this release is current as of the date of this release. Diamond undertakes no duty to update any statement in light of new information or future events.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary and snack nuts under the Diamond of California and Emerald brands. Diamond’s products include walnuts, pine nuts, pecans, peanuts, macadamia nuts, hazelnuts, cashews, Brazil nuts and almonds.